                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Information Statement       [ ] Confidential, for Use of
[ ]  Definitive Information Statement            the Commission Only (as
                                                 permitted by Rule 14c-5(d)(2))


                              RMS TITANIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Information Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              RMS TITANIC, INC.
                               17 Battery Place
                           New York, New York 10004


                            INFORMATION STATEMENT


     This Information Statement is being mailed to the shareholders of RMS Titanic, Inc. (the "Company") commencing on or about July 14, 1997 in connection with the previous adoption of a resolution upon written consent of a majority of the shareholders of the Company on May 1, 1997 removing John Duffy, William
S. Gasparrini, Robert A. Slavitt and Nicholas Vitti as directors of the Company, as authorized by the laws of the State of Florida and the Bylaws of the Company. Accordingly, all necessary shareholder approvals in connection with this action have been obtained, and this notification is furnished to you soley for the purpose of informing shareholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     The record date for determining shareholders entitled to receive this Information Statement has been established as the close of business on May 1, 1997. On that date, the Company had outstanding and entitled to vote 16,192,119 shares of Common Stock. The holder of each share of Common Stock is entitled to one vote. On May 1, 1997 holders of 8,852,796 shares of Common Stock (or about 54.7% percent of the total entitled to vote on the matter enumerated herein) executed and delivered to the Company written consents to the action described above (the "Written Consent"). As a result, the shareholder action was approved by the majority required by law and no further votes will be needed. The action which is the subject of the Written Consent will be effective upon the expiration of the twenty day calendar period following the mailing of this Information Statement to the Company's stockholders.

                              OTHER INFORMATION

        The following table sets forth certain information at May 1, 1997 with respect to (i) those persons known by the Company to be the owners of more than 5% of the Company's Common Stock, (ii) the ownership of the Company's Common Stock by each director, and (iii) the ownership of the Company's Common Stock by all executive officers and directors of the Company as a Group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the Shares of Common Stock beneficially owned by him:

                                            NATURE OF                  AMOUNT OF
NAME AND ADDRESS                            OWNERSHIP                  BENEFICIAL OWNERSHIP      PERCENTAGE OF CLASS
----------------                            ---------                  --------------------      -------------------
Titanic Ventures Limited Partnership
204 Old Post Road                           Principal
Southport, Connecticut 06490                Shareholder                5,871,667(1)(2)(3)        36.3%

William S. Gasparrini                       Principal
23 Oak Street                               Shareholder,
Greenwich, Connecticut 06830                Chairman of the
                                            Board                      2,044,630(2)(3)           12.6%

Arnie Geller                                Principal
720 Spring Street NW                        Shareholder
Atlanta, GA 30308                                                      1,600,000                  9.9%

George Tulloch                              Principal
c/o RMS Titanic, Inc.                       Shareholder,
17 Battery Place                            Officer,
New York, New York 10004                    Director                   81,309(2)(3)(5)            0.5%

John G. Duffy
415 Crestwood Avenue
Crestwood, New York 10707                   Director                   37,716                     0.2%

Robert A. Slavitt
618 Putnam Avenue
Norwalk, Connecticut 06850                  Director                   20,047(6)                 0.1%

Nicholas Vitti
4 Kristy Drive
Bethel, Connecticut 06831                   Director                   12,500                    0.0%

All Officers and Directors
as a group of five (5)
persons                                                                8,067,869(7)              49.9%

---------------------
         (1) George Tulloch is the President and sole shareholder of Oceanic Research and Exploration Limited, a Delaware corporation which serves as the General Partner of Titanic Ventures Limited Partnership ("TVLP"); William Gasparrini is a limited partner of TVLP. The General Partner of TVLP has the right to vote the shares of the Company without the consent of the Limited Partners of TVLP, and may dispose of the shares of the Company upon the consent of the Limited Partners of TVLP.

        (2) Represents shares over which TVLP and Mr. Tulloch, as President of ORE, exercise voting control. ORE has agreed to deliver 1,289,500 of such shares to certain limited partners of TVLP, representing their respective interest in shares of the Company owned by TVLP (the "Distribution Shares"), less a total of 87,388 shares which have been retained from their interests for the payment of their pro-rata share of TVLP'S expenses. The Distribution
Shares are subject to a written proxy granting Mr. Tulloch the right to vote such shares until June 17, 1999, with such proxies to terminate upon the public market sale of such shares. As adjusted for delivery of the Distribution Shares, TVLP has the power to dispose of 4,582,167 shares of the Company, representing 28.3% of the outstanding Common Stock of the Company. By letter agreement dated June 12, 1996 Mr. Tulloch had previously agreed, subject to the fulfillment of certain conditions, to distribute eighty (80%) percent of each limited partner's interest in the shares of the Company owned by TVLP, subject to the execution of proxies by the limited partners granting to the General Partner voting power over such shares until May 31, 1997, with such proxies to terminate upon the public market sale of such shares. Mr. Tulloch and the General Partner believe that such letter agreement is not enforceable on the basis of a number of grounds, including but not limited to fraudulent inducement, repudiation and the absence of consideration, and accordingly will not distribute shares of the Company owned by TVLP to the limited partners of TVLP in accordance with the terms thereof. Mr. Gasparrini claims that such June 12, 1996 letter agreement is valid and enforceable, and has also claimed that a certain document dated April 21, 1995, pursuant to which Mr, Tulloch allegedly agreed to distribute each limited partner's interest in the shares of tht Company owned by TVLP and immediately granted each limited partner the right to vote the shares of the Company's Common Stock owned by TVLP in proportion to their partnership interests, is enforceable. Mr. Gasparrini has threatened to commence legal proceedings against Mr. Tulloch and ORE in order to enforce his rights under the June 12, 1996 letter agreement and the purported April 21, 1995 agreement. Mr. Tulloch denies that he or ORE entered into any such April 21, 1995 agreement or that such alleged agreement was or is valid, and intends to vigorously defend any actions that may by instituted by Mr. Gasparrini with respect to the June 12, 1996 letter agreement or the purported April 21, 1995 agreement.

         (3) In the event that Mr. Gasparrini successfully enforces the alleged obligation of ORE to distribute the shares pursuant to the June 12, 1996 letter agreement or the purported April 12, 1995 agreement, as referenced in footnote
(2), Mr. Gasparrini will receive distribution of a maximum of 1,912,288 shares of the Company owned by TVLP (as may be decreased for payment of TVLP's liabilities), and Mr. Tulloch, through his ownership of ORE, will receive distribution of a maximum of 511,152 shares of the Company owned by TVLP (as may be decreased for payment of TVLP's liabilities). In the event of the distribution of such TVLP shares, Mr. Gasparrini would have the power to vote and dispose of a maximum of 24.4% of the outstanding Common Stock of the Company, Mr. Tulloch, through his ownership of ORE and exclusive of the Shares he individually owns (see footnote (5) below), would have the right to vote a maximum of 11.1% of the outstanding Common Stock of the Company (including the Distribution Shares), and Mr. Tulloch would have the right to dispose of a maximum of 3.2% of the Company.

         (4) Does not include any shares that may be issued to Mr. Gasparrini upon distribution of the shares of Common Stock registered in the name of TVLP, of which Mr. Gasparrini is a limited partner.

         (5) Does not include any shares that may be issued upon distribution of the shares of Common Stock registered in the name ofTVLP, of which Mr. Tulloch is the President and sole shareholder of the General Partner.

         (6) Does not include approximately 144,000 shares that may be issued upon distribution of the shares of Common Stock registered in the name of TVLP to which Mr. Slavitt claims to have a beneficial interest through a limited partner of TVLP.

         (7) Includes shares beneficially owned by TVLP. See footnote (1) above. In the event that Mr. Gasparrini successfully enforces the alleged obligation of Mr. Tulloch to distribute the shares pursuant to the June 12, 1996 letter agreement or the purported April 12, 1995 agreement, all officers and directors would have the right to dispose of 4,619,642 shares, respresenting 28.5% of the Company's Common Stock, and would have the right to vote 5,909,142 shares, representing 36.5% of the Company's Common Stock. See footnotes (2), (3) and
(6).

         The foregoing table does not include options and warrants granted to entities and individuals who are not executive officers or directors of the Company to purchase 830,000 shares of Common Stock, including 250,000 shares issuable upon the exercise of warrants granted subsequent to February 28, 1997.

Dated:  New York, New York
        July 3,1997

                                       RMS TITANIC, INC.



                                       By: /s/ George Tulloch
                                           ---------------------------------
                                           George Tulloch , President and
                                           Principal Executive Officer